Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Fourth Quarter and Fiscal Year 2024 Results

LONGVIEW, Texas, June 11, 2024 (Globe Newswire) -- Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the quarter and fiscal year ended March 31, 2024.

March 31, 2024 Quarter Highlights:

●	Net earnings of $5.0 million

●	Sales of $132.2 million

●	13% increase in sales volume over the preceding third quarter

●	9% increase in sales volume over the prior year fourth quarter

Fiscal Year March 31, 2024 Highlights:

●	Net earnings of $17.3 million - second most profitable fiscal year in Company history

●	Sales of $516.3 million

●	19% increase in sales volume over prior fiscal year

●	Working capital balance at year-end of $116.0 million

“We ended fiscal 2024 with a strong fourth quarter that made it our second most profitable fiscal year in Friedman’s history,” said Michael J. Taylor, President and Chief Executive Officer. “This result is evidence of the quality of our assets and our strategy, as well as the hard work and dedication of our team members, who make and deliver our products to customers every day.”

Taylor continued, “Our sales volume increased approximately 19% in fiscal 2024 compared to our previous fiscal year with the growth driven by output from our new Sinton, TX facility. We expect further growth from our Sinton facility in fiscal 2025 as we approach full production capacity. At the end of fiscal 2024, we neared completion of an upgrade to our Decatur, AL processing line that will allow us to increase the sales volume from that facility in fiscal 2025. The Company’s market share continues to expand with our products being a vital part of the defined supply chain for more of the country’s top steel consumers. Fiscal 2024 was another year of considerable steel price volatility but we maintained profitability in each quarter of fiscal 2024, demonstrating our ability to analyze and respond appropriately to changing market conditions.”

“I am pleased that investors are starting to recognize the value of our Company. Our stock began fiscal 2024 trading in the $11 per share range and ended the fiscal year considerably higher. We have more value to unlock by delivering consistent profitability across price cycles and maximizing output from our current assets. In addition, our strategy remains focused on opportunities that will deliver long-term value to the Company and its shareholders. Our dividend increase in March reflects our favorable outlook; I see value in Friedman today along with significant opportunities for growth in the future,” Taylor concluded.

For the quarter ended March 31, 2024 (the “2024 quarter”), the Company recorded net earnings of approximately $5.0 million ($0.71 diluted earnings per share) on sales of approximately $132.2 million compared to net earnings of approximately $6.3 million ($0.86 diluted earnings per share) on net sales of approximately $124.2 million for the quarter ended March 31, 2023 (the “2023 quarter”). Sales volume increased from approximately 146,000 tons for the 2023 quarter to approximately 159,000 tons for the 2024 quarter.

For the year ended March 31, 2024 (“fiscal 2024”), the Company recorded net earnings of approximately $17.3 million ($2.39 diluted earnings per share) on sales of approximately $516.3 million. For the year ended March 31, 2023 (“fiscal 2023”), the Company recorded net earnings of approximately $21.3 million ($2.91 diluted earnings per share) on sales of approximately $547.5 million.

The table below provides our statements of operations for the quarters and fiscal years ended March 31, 2024 and 2023:

SUMMARY OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023

Net Sales	$132,232	$124,186	$516,251	$547,542

Cost of materials sold	(104,724)	(97,075)	(417,143)	(456,419)
Processing and warehousing expense	(7,285)	(5,557)	(26,690)	(21,146)
Delivery expense	(6,356)	(7,187)	(23,791)	(24,483)
Selling, general and administrative expenses	(6,156)	(6,525)	(21,039)	(21,894)
Depreciation and amortization	(778)	(588)	(3,070)	(2,526)

Earnings from operations	6,933	7,254	24,518	21,074

Gain on economic hedges of risk	1,142	1,980	1,848	9,306
Interest expense	(937)	(720)	(3,072)	(2,218)
Other income	3	3	20	27

Earnings before income taxes	7,141	8,517	23,314	28,189

Income tax expense	(2,183)	(2,206)	(5,969)	(6,845)

Net earnings	$4,958	$6,311	$17,345	$21,344

Net earnings per share:
Basic	$0.71	$0.86	$2.39	$2.91
Diluted	$0.71	$0.86	$2.39	$2.91

The table below provides summarized balance sheets as of March 31, 2024 and 2023:

SUMMARIZED BALANCE SHEETS
(In thousands)

	March 31, 2024	March 31, 2023
ASSETS:
Current Assets	170,064	143,656
Noncurrent Assets	59,955	55,656
Total Assets	230,019	199,312

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	54,107	45,088
Noncurrent Liabilities	48,437	38,792
Total Liabilities	102,544	83,880

Total Stockholders' Equity	127,475	115,432

Total Liabilities and Stockholders' Equity	230,019	199,312

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll segment sales for the 2024 quarter totaled approximately $120.6 million compared to approximately $112.8 million for the 2023 quarter. The flat-roll segment had sales volume of approximately 120,000 tons from inventory and another 29,500 tons of toll processing for the 2024 quarter compared to approximately 124,000 tons from inventory and 14,000 tons of toll processing for the 2023 quarter. The average per ton selling price of flat-roll segment inventory increased from approximately $915 per ton in the 2023 quarter to approximately $993 per ton in the 2024 quarter. The flat-roll segment recorded operating profits of approximately $9.6 million and $7.7 million for the 2024 quarter and 2023 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2024 quarter totaled approximately $11.6 million compared to approximately $11.4 million for the 2023 quarter. Tons sold increased from approximately 8,000 tons for the 2023 quarter to approximately 9,500 tons for the 2024 quarter. The average per ton selling price of tubular segment inventory decreased from approximately $1,404 per ton in the 2023 quarter to approximately $1,216 per ton in the 2024 quarter. The tubular segment recorded operating profits of approximately $0.8 million and $2.5 million for the 2024 quarter and 2023 quarter, respectively.

HEDGING ACTIVITIES

We utilize hot-rolled coil (“HRC”) futures to manage price risk on unsold inventory and longer-term fixed price sales agreements. We typically account for our hedging activities under mark-to-market (“MTM”) accounting treatment and all hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different fiscal year or fiscal quarter than the corresponding improvement or contraction in our physical margins. For the 2024 quarter, we recognized a gain on hedging activities of approximately $1.1 million. For fiscal 2024, we recognized a total hedging gain of approximately $1.4 million.

OUTLOOK

“Friedman had a strong fiscal 2024 and we believe we can deliver continued success in fiscal 2025” Taylor said. “We have one of the best teams in the industry and a solid company with the foundation to grow long-term shareholder value.”

The Company expects sales volume for its first quarter of fiscal 2025 to be similar to the sales volume for the fourth quarter of fiscal 2024 despite the first quarter having half a month of planned downtime for new equipment installation at our Decatur facility and our Sinton facility having a week of planned maintenance downtime. The Company expects first quarter margins to be lower than fourth quarter margins due to declining HRC prices during the first quarter but anticipates the lower margin to be offset by hedging gains. As of the date of this release, hedging gains for the first quarter of fiscal 2025 totaled approximately $5.3 million.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to-length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company’s Form 10-K as filed with the SEC on June 11, 2024 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.